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                                                                 EXHIBIT 9(d)(i)





                           TRANSFER AGENCY AGREEMENT

THIS AMENDMENT to the Transfer Agency Agreement by and between Market Street Fund , Inc. (the "Fund") and Provident Financial Processing Corporation ("PFPC") is made this 9th day of September, 1988.

                                  WITNESSETH:

WHEREAS, the Fund and PFPC entered into a Transfer Agency Agreement on December 12, 1985; and

WHEREAS, it is the desire of the parties thereto to amend said Agreement;

NOW THEREFORE, it is agreed between the parties to amend said Agreement as follows:

         Add the following to item 18 of the Transfer Agency Agreement:

         This Agreement may be terminated for "cause" at any time by the Board of Directors of the Fund. "Cause" is defined and limited for this purpose to mean willful misfeasance, bad faith or gross negligence by PFPC in the performance of its duties or reckless disregard by it of its obligations and duties under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Transfer Agency Agreement to be duly executed as of the day and year first above written.


[SEAL]                                       MARKET STREET FUND, INC.


Attest: [sig]                                By:  [sig]
       ------------------------                  ----------------------------


[SEAL]                                       PROVIDENT FINANCIAL
                                             PROCESSING CORPORATION


Attest:  /s/ JOHN D. SILCOX, JR.             By:  [sig]
       ------------------------                  ----------------------------
       JOHN D. SILCOX, JR.,
       VICE PRESIDENT AND SECRETARY